EXHIBIT 10.16
CHARTER PARTY
     This Charter Agreement is made as of January 20, 1995, between Caruthersville Riverboat Entertainment, Inc., a Missouri corporation, 207 Grandview Drive, Ft. Mitchell, Kentucky 41017 (“Owner”), and Greenville Riverboat, LLC, a Mississippi limited liability company, 207 Grandview Drive, Ft. Mitchell, Kentucky 41017 (“Charterer”).
     Owner lets, and Charterer charters and takes for hire, the Lighthouse Riverboat, Hull No. 310 (“Vessel”), subject to the following terms, conditions, and agreements:
SECTION ONE
CONDITION OF THE VESSEL
     The Vessel is a newly constructed riverboat of length overall of 210 feet, beam of 60 feet, mean draft of six feet, with a capacity of at least 1400 persons. Charterer represents to Owner that the Vessel has been examined by Charterer and found to be seaworthy and otherwise in good condition with all appropriate or required equipment. Acceptance or use of the Vessel by Charterer will be deemed to be an acknowledgement that the Vessel is seaworthy, in good condition, and fit for Charterer’s purposes. Charterer represents to Owner that the Vessel is of a size, design, and capacity suitable for Charterer’s use.
SECTION TWO
TERM AND RENT
     The term of this agreement is nine (9) years commencing on the date hereof and ending January 19, 2004. Notwithstanding the foregoing, if Charterer obtains a suitable replacement riverboat for the Vessel (the “Replacement Vessel”), this agreement will terminate upon written notice by Charterer to Owner. If Charterer obtains a Replacement Vessel and acquires new gaming equipment rather than relocating the gaming equipment from the Vessel to the Replacement Vessel, the Owner will purchase the gaming equipment on the Vessel on the same terms as would be negotiated in an arm’s length transaction.
     No rent shall be payable hereunder from the date hereof through January 19, 1997. Thereafter, monthly rent shall be payable in advance on the 20th day of each month, beginning January 20, 1997, in an amount necessary to amortize a $5 million loan in equal monthly installments over a period of seven years with interest at the prime rate in effect on January 20, 1997. Charterer shall also pay to Owner all applicable sales and use taxes, monthly, in advance on or before the 20th day of each month, beginning January 20, 1997.
     Charterer’s liability for payment of rent shall not be abated or suspended for any loss or damage to the Vessel or during any month or fraction of a month in which the Vessel is unavailable for service because of periodic inspection and overhaul or during periods in which the Vessel is laid up for maintenance or repairs.
SECTION THREE
SECURITY DEPOSIT
     Charterer shall deposit with Owner as security the sum of One Hundred Thousand Dollars ($100,000.00), and Charterer agrees that this deposit shall be security for performance of Charterer’s obligations under this agreement. At Owner’s option, this sum may be applied to satisfy any obligation of Charterer that may be in default, but neither the making of this deposit nor its use by Owner shall excuse Charterer from performance of any such obligation. Any portion of such deposit that has not been so applied by Owner shall be returned to Charterer at the termination of this agreement.
SECTION FOUR
LOCATION OF VESSEL
     The Vessel will be temporarily berthed at Leevac Shipyards in Jennings, Louisiana. Thereafter, the Vessel shall be permanently berthed at
201 N. Lakefront Drive in the City of Greenville, County of Washington, State of Mississippi. Charterer shall pay all costs and expenses associated with relocating the Vessel. Charterer shall not remove the Vessel from or make any changes in the permanent berthing of the Vessel without the Owner’s prior written consent. Except for relocating the Vessel as provided above, Charterer shall not cruise or navigate the Vessel on any waterway, it being understood that the Vessel is intended for use in the same manner as would a stationary barge.
SECTION FIVE
USE AND OPERATION OF THE VESSEL
     This agreement is and shall be considered a demise charter. Owner retains no control, possession, or command whatsoever of the Vessel during the term of this agreement, and Charterer shall have exclusive possession, control, and command of the Vessel during the term of this agreement, subject only to the express restrictions of this agreement.

     The Vessel shall be used only for gaming in accordance with applicable law and for the sale of food and beverages.
     Charterer represents to Owner that Charterer understands fully, and is experienced in, the use of the equipment provided on the Vessel. Charterer further represents to Owner that Charterer will not permit any person to operate any of the equipment on the Vessel while under the influence of alcohol or narcotics.
     Charterer shall not use, and Charterer shall prevent the use of, the Vessel (i) in violation of any federal, state or local statute, law, ordinance, rule or regulation; (ii) in any dangerous, hazardous, or illegal manner; and (iii) in any manner or for any purpose that would cause the insurance required by this Agreement to be suspended, cancelled, inapplicable, or increased in cost.
SECTION SIX
MAINTENANCE AND INSPECTION
     At its expense, Charterer shall keep the Vessel in good operating condition and repair for use as a cruising vessel and shall provide and pay for all necessary and appropriate periodic inspections, maintenance, repairs, service and overhauls of the Vessel. Charterer shall bear the expense of all replacement parts, repairs, additions, and improvements to the Vessel and all of the same shall become the property of the Owner and part of the Vessel.
     To ascertain the condition of the Vessel and to satisfy Owner that the Vessel is being properly repaired and maintained in accordance with this agreement, Owner and the authorized agents of Owner shall have the right at any reasonable time to inspect or survey the Vessel at Owner’s expense. In connection with such inspection, Charterer shall permit Owner to inspect the Vessel’s logs and records, and shall furnish Owner with full information regarding any accidents or damage to the Vessel. Such inspections shall not unreasonably interfere with Charterer’s use of the Vessel.
SECTION SEVEN
LIABILITY FOR LOSS OR DAMAGE
     Charterer assumes all risk of loss of and damage to the Vessel from any cause. In the event of loss or damage to the Vessel, Charterer, at the option of Owner, shall:
     a. Place the Vessel in good repair; or

     b. Surrender the Vessel to Owner and pay the second lowest of three shipyard repair estimates obtained by Owner; or
     c. If the Vessel is lost, pay Owner in cash the current replacement value of the Vessel, whereupon this agreement shall terminate.
     Obligations of Charterer established in this section shall be abated to the extent of insurance payments received by Owner.
SECTION EIGHT
RETURN OF VESSEL
     On expiration or earlier termination of this agreement, Charterer shall return the Vessel to Owner by delivering it to such location as Owner shall direct, free of all liens and encumbrances and in good repair and in the same condition and with the same equipment as when delivered to Charterer, ordinary wear and tear resulting from proper use alone excepted.
SECTION NINE
INSURANCE
     At its expense, Charterer shall obtain and maintain standard hull insurance providing full maritime coverage, protection and indemnity insurance, liability and property damage insurance, and such other insurance in such amounts and with such coverages as Owner may reasonably determine. Charterer shall secure such coverage from insurers who are satisfactory to Owner and all policies shall name Owner as an additional insured and as sole loss payee. At Owner’s option, Owner shall apply the proceeds of such insurance to repair or replace the Vessel or to satisfy Charterer’s obligations hereunder. The proceeds of any personal liability or property damage insurance shall be payable first to Owner to the extent of its liability, if any, and the balance to Charterer. Charterer hereby appoints Owner its attorney-in-fact to make claims for, adjust, settle, receive payment of, and execute and endorse all documents, checks, or drafts for loss or damage under any such insurance. Such policies shall provide the insurer to notify Owner in writing not less than thirty days prior to any cancellation of any such coverage. In the event of such cancellation, at Charterer’s expense Owner may, but shall not be obligated to, obtain such coverage.
     Charterer shall furnish to Owner such information as will permit Owner to verify the insurance coverage required by this Section Nine. Upon request by Owner, Charterer will deliver to Owner a certificate or other written evidence from the insurer confirming the terms and conditions of all coverage of the Vessel.

     In the event that any insurer gives notice of cancellation of any such insurance, before the effective date of such cancellation Charterer shall obtain equivalent coverage from another insurer acceptable to Owner. In the event Charterer is unable to obtain such coverage before such date, Charterer shall immediately cease operation and use of the Vessel until such time as such insurance is in place.
     In the event of any accident or damage to the Vessel, irrespective of the extent of such damage, Charterer shall immediately notify Owner. Charterer shall make and file all necessary and appropriate claims with all insurers and shall fully cooperate with Owner and all insurers in the defense and investigation of any and all suits and claims arising therefrom.
SECTION TEN
TAXES
     Charterer shall pay or reimburse Owner for all property and other taxes or assessments levied by any governmental authority on or in respect of the Vessel or its use during the term of this agreement.
SECTION ELEVEN
INVENTORIES OF FUEL AND STORES
     The Vessel shall be delivered to Charterer with fuel and potable water tanks topped off.
     Charterer shall return the Vessel to Owner at the expiration of this agreement with the same fuel and potable water on board, or pay Owner for any shortages at retail prices.
SECTION TWELVE
ALTERATIONS
     Charterer shall make no alterations in or to the Vessel without the prior written consent of Owner. Any such alterations permitted by Owner shall be at the sole expense of Charterer and shall be the property of Owner.
SECTION THIRTEEN
DEFAULTS
     Charterer shall be in default hereunder if:
     (i) Charterer fails to pay any rent or other amount due hereunder within ten days of the due date thereof;

     (ii) Charterer fails to perform any other obligation hereunder;
     (iii) Any insurance required under this agreement is cancelled and Charterer fails to secure a replacement therefor within ten days after such cancellation;
     (iv) Any proceedings under any bankruptcy, insolvency, or receivership law are filed by or against Charterer, and such proceedings, if involuntary, are not dismissed within sixty days;
     (v) Charterer makes an assignment for the benefit of creditors or permits or suffers any distress, attachment, levy or execution against any property of Charterer; or
     (vi) The Vessel or any part or portion thereof is lawfully removed from Charterer’s or its agents’ possession or control pursuant to government authority. In any such event, Owner at its option and without notice or demand may cancel this agreement, whereupon all of Charterer’s rights hereunder will cease; summarily repossess and seize the Vessel, with or without process of law; or exercise any and all other rights and remedies hereunder or under law or equity. Charterer expressly authorizes Owner and its agents to summarily repossess the Vessel and expressly waives all claims arising out of such repossession. Owner’s exercise of one or more of these rights or remedies shall not be deemed to be an election of remedies or prejudice Owner from exercising any other rights or remedies.
SECTION FOURTEEN
MARITIME LIENS
     Charterer shall not incur any maritime liens or other encumbrances on the Vessel other than for salvage, and shall not remove or deface any notice that may be posted on the Vessel by Owner as evidence of Owner’s interest.
SECTION FIFTEEN
INDEMNITY
     Charterer shall indemnify and hold harmless Owner from and against any and all claims, demands, actions, proceedings, damages, losses, liabilities and expenses, including reasonable attorney fees, arising from or connected with (i) any present, future, latent, or other defects, in any form, character, or condition of the Vessel or any part or portion thereof; (ii) any violation by Charterer of any provision of this Agreement; (iii) any fines, forfeitures, penalties, or confiscation of or involving the Vessel; (iv) any damage, loss, theft, or destruction of the Vessel or any part or portion thereof; (v) the delivery, possession, ownership, location, installation, control, maintenance, repair, return, use, condition or operation of the Vessel; (vi) any acts or omissions of Charterer or its agents or employees; (vii) any person or property damaged by or in the Vessel.
SECTION SIXTEEN
ASSIGNMENT
     Charterer shall not assign or sublet Charterer’s interest in the Vessel without the prior written consent of Owner. Owner may assign Owner’s interest under this agreement by written notice to Charterer.
SECTION SEVENTEEN
ATTORNEY FEES
     In the event any action is filed in relation to this agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all other sums that either party may be called upon to pay, a reasonable sum for the successful party’s attorney fees.
SECTION EIGHTEEN
LIMITATION OF WARRANTY AND REMEDY
     OWNER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS, WARRANTY, OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, QUALITY, DURABILITY, OR FITNESS OR SUITABILITY OF THE VESSEL FOR CHARTERER’S INTENDED USE OF THE VESSEL. OWNER WILL NOT BE LIABLE TO CHARTERER FOR ANY LIABILITY, LOSS, OR DAMAGE, INCLUDING CONSEQUENTIAL DAMAGES, CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE VESSEL, BY ANY INADEQUACY OF, OR DEFECT IN, OR ANY INCIDENT IN CONNECTION WITH, THE VESSEL.
     In witness whereof, each party has caused this agreement to be executed as of the date indicated above.

OWNER:

CARUTHERSVILLE RIVERBOAT ENTERTAINMENT, INC.

by:	/s/ William J. Yung

William J. Yung, President

CHARTERER:

GREENVILLE RIVERBOAT, LLC

By:	WIMAR TAHOE CORPORATION, MANAGER

	By:	/s/ William C. Beegle

William C. Beegle Vice President